THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Lincoln Level Advantage 2SM Access

Supplement dated July 8, 2024 to the Prospectus

This supplement applies to all purchasers of the Lincoln Level Advantage 2SM Access index-linked annuity. All other provisions of the prospectus not discussed in this supplement remain unchanged.

INVESTMENTS OF THE INDEXED ACCOUNTS – Secure Lock+SM. The final sentence of the first paragraph of this section of your prospectus (see page 25) is deleted and restated as follows:

Secure Lock+SM is not available for Annual Lock, Participation Rate, or Dual15 Plus Indexed Accounts.

Please keep this supplement with your prospectus.